Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------




To the Board of Directors
Pillowtex Corporation:

We consent to the incorporation by reference in the registration statements (numbers 33-65408, 33-84624, 33-81478, 333-39191 and 333-57727) on Form S-8 of
Pillowtex Corporation of our report dated June 26, 2001, relating to the statements of net assets available for benefits of Pillowtex Corporation 401(k) Plan for Hourly Employees as of December 31, 2000 and 1999, the statements of changes in net assets available for benefits for the years then ended and the related supplemental schedule as of December 31, 2000, which report appears in the December 31, 2000 annual report on Form 11-K of the Pillowtex Corporation 401(k) Plan for Hourly Employees.


/s/ KPMG LLP

Charlotte, North Carolina
June 26, 2001